UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WALKER & DUNLOP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE

AT OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2020

WALKER & DUNLOP, INC. BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS

VOTE “FOR” PROPOSAL 4 TO APPROVE THE 2020 EQUITY INCENTIVE PLAN

The following disclosure supplements the Supplemental Proxy Materials (the “Supplemental Materials”) filed by Walker & Dunlop, Inc. (the “Company”) with the Securities and Exchange Commission on May 4, 2020 and made available to stockholders of the Company in connection with the solicitation of proxies for the Company’s Annual Meeting of Stockholders to be held on May 14, 2020.

The Supplemental Materials disclosed the Company’s average burn rate of 1.9% from 2017 through 2019.  The following table summarizes the annual burn rates for fiscal years 2017, 2018, and 2019 and the three-year average burn rate:

	2017	2018	2019
Options	112,731	—	—
Restricted Stock	308,272	369,285	401,800
Matching Award Under Management Stock Purchase Plan	25,700	22,606	29,490
Performance Share Plan (at Target Share Amount)	161,312	161,906	150,943
Total Equity Awards	608,015	553,797	582,233

Basic Weighted Average Shares Outstanding	30,176,000	30,202,000	29,913,000

Burn Rate(1)	2.0%	1.8%	1.9%

Three-Year Average			1.9%

(1)   Burn rate is equal to total equity awards divided by basic weighted average shares outstanding.

In calculating burn rate, we do not apply a multiplier or similar adjustment to full value equity awards. We believe that the application of such an adjustment in calculating the Company’s burn rate is inappropriate because the Company ceased awarding options following 2017.

Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

If you have any questions or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or proxy@mackenziepartners.com.